E 1.13

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: **12/10/2007**

Cape Ann Marine Inc. of British Virgin Islands
hereinafter called the Sellers have agreed to sell, and

Oceanaut Inc. or its guaranteed nominee
hereinafter called the Buyers have agreed to buy

Whereas the Sellers have entered into a shipbuilding contract dated **30 March 2006** (as same has been or may be supplemented or amended hereinafter called the "Shipbuilding Contract") as buyer with **Sungdong Shipbuilding & Marine Engineering Co., Ltd.**. (the "Builder") as Builder for the construction of one (1) **Bulk Carrier** about **170,000** DWT having Hull No **S1024** (the "Vessel").

In consideration of the aforementioned, the Sellers have agreed to sell and the Buyers have agreed to buy the Vessel on the following terms and conditions.

Name: Builder's Hull No **S1024**

Classification Society/Class: **Bureau Veritas**
Built: **2009 (under construction)** By: **Sungdong Shipbuilding & Marine Engineering Co., Ltd.**
Flag: **Bahamas (intended)** Place of Registration: **Nassau**
Call Sign: **N/A** Grt/Nrt: **N/A**
Register Number: **N/A**

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open in the following: in the country of the currency stipulated for the Purchase Price in Clause 1, at the place of the physical delivery of the Vessel and the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1. Purchase Price US$ 131,000,000 (One Hundred and Thirty One Million United States Dollars)

2. Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 20% (twenty per cent) of the Purchase Price as per Clause 24. This deposit shall be placed with **FBB Piraeus – First Business Bank, 62 Notara & Sotiros Dios Str., Piraeus, Greece, Phone: +30 210 41 18 711, Fax: +30 210 41 32 058**

and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3. **Payment**

80% of the said Purchase Price and the monies payable under this Agreement shall be paid in full free of bank charges to Buyer's account with the Sellers' nominated bank namely: **ALPHA BANK SA, Piraeus Shipping Branch 960, 89 Akti Miaouli str., Piraeus, Greece, SWIFT: CRBAGRAAXXX with JP MORGAN CHASE BANK, New York, USA, SWIFT: CHASUS33XXX, in favour of CAPE ANN MARINE INC., USD ACCOUNT: 960015006013109, IBAN: GR0201409600960015006013109** one day in advance of the designated day of delivery and to be released to Sellers account simultaneously with the signing of the Protocol of Delivery and Acceptance on the date of delivery. When the Vessel is at the place of delivery and ready for delivery in accordance with the terms of this Agreement, the Buyers will take delivery of the Vessel as soon as is reasonably possible following the delivery of the Vessel from the Builder under the Shipbuilding Contract to the Sellers. The 20% deposit will be released in accordance with the joint written instructions of the Sellers and the Buyers to the Sellers nominated account together with the aforesaid balance of the Purchase Price.

~~on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.~~

4. **Inspections (see clause 18)**

~~a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in on and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During this inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.*~~

5. **Notices, time and place of delivery**

a) The Sellers shall keep the Buyers well informed of the Vessel's building schedule and any changes to the expected delivery date. ~~itinerary~~ Notices, time and place of delivery shall be to the extent reasonably possible back-to-back with the Shipbuilding Contract. The Sellers will give 60, 30, 21, 14, 7 days approximate notice of intended delivery and three (3) banking days approximate notice of delivery , thus allowing time to the Buyers to effect the remittance as provided for in clause 3. ~~When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery~~.

b) The Vessel shall be delivered and taken over by the Buyers safely afloat at a safe and

accessible berth or anchorage at or near the Builder's shipyard, in the Sellers' option, as soon as is reasonably possible following the delivery of the Vessel from the Builder under the Shipbuilding Contract to the Sellers.

~~in the Sellers' option.~~

Expected time of delivery; **31/10/2009**

Date of canceling shall be : **30/04/2010**

(see Clauses 5 c), ~~6 b~~) (iii) and 14):

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the canceling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new canceling date. Upon receipt of such notification the Buyers shall have the option of either canceling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new canceling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new canceling date and shall be substituted for the canceling date stipulated in line 61.

If this Agreement is maintained with the new canceling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original canceling date.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter the parties obligations' under this Agreement shall terminate.

~~**6. Drydocking/Divers Inspection**~~

~~a)** The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society~~

~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the canceling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~** *6a) and 6b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6a) to apply.*~~

7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail end shaft(s) and/or spare

propeller(s)/propeller blade(s) if any~~,~~ belonging to the Vessel at the time of the delivery by the Builder under the Shipbuilding Contract ~~inspection~~ used or unused, whether on board or not shall become the Buyers' property, ~~but spares on order are to be excluded~~. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail end shaft(s) and spare propeller(s)/propeller blades(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational and wireless equipment shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):~~

Certificates, manuals, instruction books and/or the finished plans given by the Builder to the Sellers in relation to the Vessel to be included in the sale and to be delivered to the Buyers at the shipyard. The Buyers shall take over the remaining bunkers and lubricating oils in ~~sealed~~ drums or designated storage tanks and pay the Sellers' cost prices including all discounts supported by vouchers/invoices. Lubs at list price less 40%.

~~The Buyers shall take over the remaining bunkers and unusued lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~
Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8. Documentation (see clause 19)

~~The place of closing:~~

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~

~~a) Legal Bill of Sale in a form recordable in ________ (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c) Confirmation of Class issued within 72 hours prior to delivery.~~

~~d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.~~

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all ~~charters~~, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery (see clause 20)

~~The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.~~
~~However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~
~~"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~**12. Name/markings (see clause 7)**~~

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

13. Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price or any other payments under this Agreement not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of canceling this Agreement provided always that the Sellers shall be granted a maximum of 3

banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 19 If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically in every respect ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness has been given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

~~15. Buyers' representative~~ (see Clause 21)

~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at on or about~~

~~These representatives are on board for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.~~

16. Arbitration

a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London before three arbitrators in accordance with the Arbitration Act 1996 ~~s 1950 and 1979~~ or any statutory modification or re-enactment thereof for the time being in force and the terms of the London Maritime Arbitration Association then in force. One arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days ~~failing which the decision of the single arbitrator appointed shall apply~~. If that party does not appoint its own arbitrator within the fourteen days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of the sole arbitrator shall be binding on both parties as if it had been appointed by agreement. The two arbitrators property appointed shall appoint the third arbitrator who shall act as chairman of the Tribunal.

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there.~~
~~The laws of shall govern this Agreement.~~

~~*16a), 16b) and 16c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16a) to apply.*~~

Rider clauses 17- 30 attached hereto constitute an integral part of this Agreement.

The Sellers	The Buyers
/s/ Evan J. Breibart	/s/ Christopher J. Georgakis
Evan J. Breibart Attorney-in-fact Cape Ann Marine Inc.	Christopher J. Georgakis Oceanaut Inc.

Appendix to Memorandum of Agreement Code-name SALEFORM 1993- Dated 12th October 2007 – 170,000 DWT Bulk Carrier Hull No. S1024.

Clause 17- Flag and registration

It is the intention of the parties that the Vessel will be delivered to the Buyers as soon as is reasonably possible following delivery of the Vessel to the Sellers by the Builders. Notwithstanding the foregoing, if the Initial Closing has not taken place by the date falling 30 days prior to the anticipated date of delivery of the Vessel by the Builders to the Sellers (and the Master Agreement has not been terminated), then the Sellers may by notice in writing to the Buyers elect to retain ownership of the Vessel and trade the Vessel until such time after the Initial Closing that the Vessel is next free of cargo in a non-USA, non-Australian port. In such case, and notwithstanding any provision of this Agreement to the contrary, the Vessel shall be delivered and taken over by the Buyers safely afloat at such safe and accessible port, anchorage and/or safe and accessible berth always safely afloat at the Sellers' option (place of delivery in accordance with Vessel's trade/charter obligations) and otherwise in accordance with the terms and provisions set out in Schedule "B" with logical amendments.

Until the delivery of the Vessel under the terms of the Shipbuilding Contract the Sellers will continue to supervise the construction and perform their duties and obligations regarding the construction of the Vessel according to the Shipbuilding Contract without interference whatsoever from the Buyers subject to Clause 21 or, subject to Clause 26, without the imposition of any additional duties as a result of this Agreement. For the avoidance of doubt, and subject always to the Buyers' rights under Clause 18 (b) and 26, the Sellers shall at their sole discretion determine how and when they shall exercise their rights and perform their duties under the Shipbuilding Contract.

Clause 18 - Review of the Shipbuilding Contract and the Specifications - Adjustment of Contract Price

(a) The Buyers have reviewed, inspected and accepted the following documents:

- Specification dated July, 12 2007.
- Manufacturer's list dated July 13, 2007 as finally agreed by the Sellers.
- General Arrangement Plan.

The Sellers shall deliver to the Buyers a copy of the Shipbuilding Contract (with the amount of the purchase price, installments and other financial terms deleted) upon payment by the Buyers of the Deposit in accordance with Clause 2.

The Buyers shall treat all documentation received with respect to the construction of the Vessel as private and confidential and shall not disclose any of it to any third party. The Buyers agree to respect and be bound by the Builder's rights to these documents in accordance with the terms and conditions of the Shipbuilding Contract.

(b) So long as Sellers' shall not have accrued the right to terminate the Shipbuilding Contract with due to insufficient speed, excessive fuel consumption or insufficient deadweight of the Vessel any adjustment of the purchase price under the Shipbuilding Contract by way of liquidated damages due thereto to be for Buyers' account provided that receipt of the benefit of any such adjustment by way of deduction of an equal sum from the purchase price under this Agreement shall be the sole right and remedy of the Buyers who shall have no right to terminate this Agreement and/or to reject the Vessel and/or to claim damages as a result thereof.

Clause 19- Place of closing and documentation

Place of documentary closing: Piraeus at a mutually agreed venue. The delivery of the Vessel and closing may be at different venues, but to be at the same date and time. The procedure of the closing will be mutually agreed between Buyers and Sellers. The Buyers hereby declare and

confirm that the Vessel will be registered in their name under Bahamas flag subject to CSR arrangements having been concluded.

Subject to Clause 17, at the time of delivery, the Sellers are to supply the Buyers with reasonable documentation as required by the Buyers and their intended flag. The agreed list is to be incorporated into this Agreement as an Addendum.

Clause 20- Condition on delivery.

The Vessel with everything belonging to her shall be delivered and taken over by the Buyers in substantially the same condition as at time of delivery from the Builder.. The Vessel shall be delivered with her class maintained and with her classification certificates clean and without condition/recommendation by Class and free of average damage affecting class at the time of delivery, save that (a) the said certificates may not be in permanent form and that only provisional/interim certificates may be provided by the Sellers to the Buyers on the date of delivery and (b) the classification certificates may have notes which are customarily applicable to newly built Vessels and which do not affect Vessel's class.

Clause 21- Buyers' observer

After this Agreement has been signed by both parties and the deposit referred in Clause 2 has been lodged, whichever the later, the Buyers shall have the right to send one representative to join the Sellers' team of supervisors currently based in Sungdong Shipbuilding & Marine Engineering Co. Ltd, Korea The Buyers' representative will be a member of the Sellers supervision team and be subordinate to the Sellers' chief supervisor and shall not act without instructions from the Sellers' chief supervisor and/or, in general, independently of the team. The Buyers' representative will have unrestricted access to all areas of the vessel, however, he will be an observer only and will not enter into or participate in any direct or indirect dialogue or correspondence with the Builder, the Class, any sub-contractor, any supplier or their respective personnel, agents, etc. or interfere whatsoever in the supervision by the Sellers. The Buyers' representative will be permitted to attend Sea Trials as a member of the Sellers' team.

The Buyers' representative will appear to the Builder as a supervisor of the Sellers. The Buyers' representative shall sign the Sellers' Letter of Indemnity prior to his arrival at the Builder. Prior to delivery of the Vessel a representative of the Buyers' nominated flag state will be able to attend the sea trials as an observer only and will also sign the Sellers' letter of Indemnity.

All matters encountered by the Buyers supervisor are to be raised towards the Builder through Sellers supervision team and rectified as far as possible under the shipbuilding contract. Sellers supervision team undertakes to pass on to the Builder all reasonable comments made by Buyers supervisor.

The Buyers' representatives shall observe the works' rules and regulations prevailing at the Builder's and its sub-contractor's premises. The Buyers' representatives shall at all times remain the employees or agents and sole responsibility of the Buyers. The Sellers shall not be liable to the Buyers or the Buyers' representatives for personal injuries, including death, during the time he is on the Vessel, or within the premises of either the Builder or its sub-contractors, or otherwise engaged in and about the construction of the Vessel. The Sellers shall not be liable to the Buyers for damages to, or destruction of property of the Buyers or of any of the Buyers' representatives. The Sellers shall have the right to request that the Buyers replace a Buyers' representative should he fail to comply with the terms of this Agreement, in which case the Buyers shall arrange forthwith for his repatriation.

Clause 22- Modifications.

At the date of signing of this Agreement, Sellers shall have made known to Buyers in writing all modifications, alterations and extras made to the Specifications and hereby agree that they will advise Buyers in good time, of any and all future material modifications/alterations/extras for

Buyer's consent without increasing the purchase price under this Agreement. Should the same result in a decrease in the purchase price under the Shipbuilding Contract by US$100,000 or more then the Sellers shall request the Buyer's consent which shall not be unreasonably withheld or delayed.

Clause 23- Familiarization

The Buyers have the right to place up to five (5) crew members at the yard and/or onboard the Vessel no more than one month prior to delivery solely for familiarization only and without interference with the construction and the fitting out in preparation of delivery of the Vessel. This is always subject to the provisions of the Shipbuilding Contract and to the approval and discretion of the Builder.

Clause 24- Deposit

The 20 pct deposit shall be made on the Initial Closing Date as provided in Article II of the Master Agreement.

Clause 25- Warranty Claims

At the time of the delivery of the Vessel under this MOA, the Sellers shall, pursuant to the terms of a separate assignment agreement, (substantially in the form of Schedule "A" hereto) assign to the Buyers, all of their rights against the Builder regarding any guarantee claims (Art. ….. of the Shipbuilding Contract). Sellers will act as agent and/or grant a POA to the Buyers to achieve the same effect at no cost to the Sellers and subject to the Buyers' providing the Sellers with an indemnity in a form acceptable to the Sellers.

Clause 26- Non Acceptance of Vessel

In case the Sellers anticipate not accepting the Vessel on delivery from the Builder under the Shipbuilding Contract, then they are required to discuss the issues with the Buyers and the Buyers to either accept or reject the Vessel on the terms offered by the Builder within twelve (12) hours from tendering such notice to the Buyer's or the Buyer's representative, provided that the Buyers will take delivery of the Vessel from the Sellers under the terms of this Agreement and the rights of the Sellers, including without limitation the purchase price (but subject to Clause 18(b)), will not be affected.

In case that the Seller's have accrued the right to rescind the Shipbuilding Contract or reject the Vessel under the Shipbuilding Contract and they do not exercise such right, the Buyers shall be entitled to refuse delivery of the Vessel under this Agreement provided Buyers shall have notified Sellers of their intention in accordance with paragraph one of this Clause.

Clause 27- Confidentiality

All negotiation, documentation exchanged and eventual sale to be kept strictly private and confidential between all parties involved as required under the relevant provision of the Master Agreement. However, should despite the efforts of all parties involved details of the sale become known or reported in the market neither the Sellers not the Buyers have the right to withdraw from the sale or fail to fulfill all their obligations under this Agreement.

Clause 28- Previous Negotiations

This Agreement supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Agreement.

Clause 29- Master Agreement

This Agreement is one of the "MOA"s referred to and defined in the Master Agreement dated the date hereof and executed and delivered concurrently herewith by the Sellers, the Buyers, and others. If there is any inconsistency between the terms and conditions of this Agreement and the terms and conditions of said Master Agreement with respect to the sale and purchase of the Vessel, then the terms and conditions of this Agreement shall prevail.

Notwithstanding the above, the obligations of each party under this MOA are subject to:

(i) The Initial Closing , as defined in the Master Agreement.

(ii) The satisfaction or waiver of each of the applicable conditions set forth in Article VIII of the Master Agreement."

In case the Initial Closing as defined in the Master Agreement does not take place as provided in the Master Agreement, this Memorandum of Agreement shall be automatically terminated without responsibility of any of the parties.

Clause 30- MOA Originals

This Agreement has been drawn up and executed in two originals, one of which to be retained by the Buyers and one the Sellers.